Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2015
SECOND QUARTER RESULTS

Reaffirms Fiscal 2015 Adjusted(1) EPS Estimate Range of $4.00 to $4.25

Delivers Higher Sales and Operating Income in All non-Defense Segments

Declares Quarterly Cash Dividend of $0.17 per share

OSHKOSH, WI — (April 28, 2015) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2015 second quarter net income of $54.6 million, or $0.69 per diluted share, compared to $71.5 million, or $0.83 per diluted share, in the second quarter of fiscal 2014. Results for the second quarter of fiscal 2015 included after-tax costs of $9.3 million incurred in connection with the refinancing of the Company’s senior notes due 2020. Excluding this item, fiscal 2015 second quarter adjusted(1) net income was $63.9 million, or $0.81 per diluted share. Fiscal 2014 second quarter adjusted(1) net income was $69.0 million, or $0.80 per diluted share, excluding after-tax costs of a pension curtailment of $2.6 million related to announced workforce reductions in the Company’s defense segment, after-tax costs of $7.0 million incurred in connection with the refinancing of the Company’s credit agreement and senior notes due 2017, and a $12.1 million tax benefit related to the reduction of a net operating loss valuation reserve. Fiscal 2015 second quarter results were negatively impacted compared to the prior year quarter by $0.05 per share from currencies, particularly the euro and Australian dollar, which declined against the U.S. dollar. Comparisons in this press release are to the corresponding period of the prior year, unless otherwise noted.

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

-more-

Consolidated net sales in the second quarter of fiscal 2015 were $1.55 billion, a decrease of 7.4 percent. Significantly lower defense segment sales, as expected, were offset in part by improved demand in the Company’s non-defense segments. On a constant currency basis, sales decreased 5.7 percent compared to the second quarter of fiscal 2014.

Consolidated operating income in the second quarter of fiscal 2015 was $109.7 million, or 7.1 percent of sales, compared to $119.4 million, or 7.1 percent of sales, in the prior year second quarter. Excluding the curtailment charge described above, adjusted(1) consolidated operating income in the second quarter of fiscal 2014 was $123.5 million, or 7.4 percent of sales. Higher operating income in each of the Company’s non-defense segments during the second quarter of fiscal 2015 was not sufficient to offset the impact of lower sales in the Company’s defense segment.

“Our team performed well in the quarter as we managed through a previously announced break in production under the Family of Heavy Tactical Vehicle (FHTV) program in our defense segment, foreign currency headwinds and severe weather conditions in the Northeast U.S. to deliver adjusted earnings per share in line with our expectations and slightly above the prior year quarter adjusted earnings per share,” said Charles L. Szews, Oshkosh Corporation chief executive officer. “Sales and operating income were higher in each of our non-defense segments, reflecting the continued recovery of those markets and the execution of our MOVE strategy. The improved operating results in our non-defense segments helped to mitigate much of the impact of significantly lower defense segment sales and earnings.

“We expect to deliver strong second half results as we enter the seasonally busy construction season, resume FHTV sales in the fourth quarter, and continue to execute our MOVE strategy,” added Szews. “Our solid first half performance and positive outlook for the second half of the fiscal year give us confidence in sustaining our fiscal 2015 full year adjusted(1) earnings per share estimate range of $4.00 - $4.25.”

Factors affecting second quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales increased 13.4 percent to $981.8 million for the second quarter of fiscal 2015. The improvement was principally the result of increased sales in all regions, except Latin America, on a constant currency basis. The effect of the strengthening U.S. dollar negatively impacted access equipment segment sales by $26.5 million. On a constant currency basis, sales increased 16.4 percent.

Access equipment segment operating income increased 17.4 percent to $136.9 million, or 13.9 percent of sales, for the second quarter of fiscal 2015 compared to $116.6 million, or 13.5 percent of sales, in the second quarter of fiscal 2014. The increase in operating income was primarily the result of higher sales volume and a favorable vendor recovery settlement, offset in part by an adverse product mix and unfavorable currency impacts of $3.3 million.

Defense — Defense segment sales for the second quarter of fiscal 2015 decreased 67.2 percent to $158.7 million. The decrease in sales was primarily due to expected lower sales to the U.S. Department of Defense (DoD) stemming from the break in production under the FHTV program and lower Family of Medium Tactical Vehicle requirements, as well as the absence of international sales of MRAP All-Terrain Vehicles.

The defense segment recorded an operating loss of $12.0 million, or 7.5 percent of sales, for the second quarter of fiscal 2015 compared to operating income of $34.5 million, or 7.1 percent of sales, in the second quarter of fiscal 2014. The decrease in operating income was largely due to the lower sales volume.

Fire & Emergency — Fire & emergency segment sales for the second quarter of fiscal 2015 increased 30.0 percent to $202.9 million. The increase in sales primarily reflected higher domestic and international shipments of fire apparatus and aircraft rescue and firefighting vehicles and a shift to higher content units. Production delays negatively impacted sales in the second quarter of fiscal 2014.

Fire & emergency segment operating income increased 750.1 percent to $9.0 million, or 4.4 percent of sales, for the second quarter of fiscal 2015 compared to $1.0 million, or 0.7 percent of sales, in the second quarter of fiscal 2014. Higher sales volume was the largest contributor to the increase in operating income.

Commercial — Commercial segment sales increased 21.2 percent to $220.9 million in the second quarter of fiscal 2015. The increase in sales was primarily attributable to higher concrete mixer and refuse collection vehicle unit volume and the sale of higher content units, including units with both chassis and bodies.

Commercial segment operating income increased 59.9 percent to $8.6 million, or 3.9 percent of sales, for the second quarter of fiscal 2015 compared to $5.4 million, or 3.0 percent of sales, in the second quarter of fiscal 2014. The increase in operating income was primarily a result of higher sales volume, offset in part by investments in MOVE initiatives.

Corporate — Corporate operating expenses decreased $5.3 million to $32.8 million for the second quarter of fiscal 2015. The decrease in corporate operating expenses in the second quarter of fiscal 2015 was primarily due to lower share-based compensation expense, largely as a result of higher variable, share-based compensation in the second quarter of fiscal 2014 due to an increase in the Company’s share price.

Interest Expense Net of Interest Income — Interest expense net of interest income increased $1.7 million to $28.2 million in the second quarter of fiscal 2015. The Company incurred $14.7 million and $11.0 million of debt extinguishment costs in connection with the refinancing of the Company’s senior notes during the second quarter of fiscal 2015 and senior notes and credit agreement during the second quarter of fiscal 2014, respectively. Excluding debt extinguishment costs, adjusted(1) interest expense net of interest income decreased $2.0 million to $13.5 million in the second quarter of fiscal 2015 largely as a result of the benefit of lower interest rates on the senior notes refinanced in the second quarter of fiscal 2014.

Provision for Income Taxes — The Company recorded income tax expense of $29.5 million in the second quarter of fiscal 2015, or 35.7 percent of pre-tax income. This compares to $22.9 million, or 24.6 percent of pre-tax income, in the second quarter of fiscal 2014. In the second quarter of fiscal 2014, the Company recorded a $12.1 million benefit due to a reduction in a valuation reserve for net operating losses upon securing a favorable tax ruling.

Share Repurchases — Earnings per share in the second quarter of fiscal 2015 improved $0.05 compared to the prior year second quarter as a result of share repurchases completed during the past twelve months.

Six-month Results

The Company reported net sales for the first six months of fiscal 2015 of $2.91 billion and net income of $89.3 million, or $1.12 per share. This compares with net sales of $3.21 billion and net income of $126.4 million, or $1.47 per share, in the first six months of the prior year. Consolidated net sales in the first six months of fiscal 2015 declined 9.4 percent on significantly lower defense segment sales. On a constant currency basis, sales decreased 8.2 percent compared to the first six months of fiscal 2014. Adjusted(1) earnings for the first six months of fiscal 2015 were $96.5 million, or $1.21 per share, as compared to $123.9 million, or $1.44 per share, in the first six months of fiscal 2014. Improved operating income results in each of the Company’s non-defense segments were not sufficient to offset the impact of lower sales in the Company’s defense segment. Adjusted operating income for the first six months of fiscal 2015 was negatively impacted by $4.8 million as a result of the strengthening U.S. dollar. Earnings per share in the first six months of fiscal 2015 improved $0.09 compared to the prior year period as a result of lower average diluted shares outstanding. Earnings per share for the first six months of fiscal 2015 were negatively impacted by $0.06 as a result of the strengthening U.S. dollar.

Fiscal 2015 Expectations

The Company reaffirms its fiscal 2015 adjusted(1) earnings per share estimate range of $4.00 to $4.25 on projected net sales of $6.5 billion to $6.6 billion. The Company anticipates that third quarter earnings per share will represent the strongest earnings quarter of fiscal 2015 and will be higher than the third quarter of fiscal 2014. Similar to the second quarter of fiscal 2015, the Company expects third quarter sales and operating income in each of its non-defense segments to be higher than the prior year quarter. The Company expects defense segment third quarter results to be similar to the second quarter of fiscal 2015.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.17 per share of Common Stock. The dividend will be payable on May 28, 2015 to shareholders of record as of May 14, 2015.

Conference Call

The Company will comment on its fiscal 2015 second quarter earnings and its full-year fiscal 2015 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of DoD and international defense customer procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy, including the Company’s ability to successfully manage the cost reductions required as a result of lower customer orders in the defense segment; the Company’s ability to win a U.S. Joint Light Tactical Vehicle production contract award and international defense contract awards; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; projected adoption rates of work at height machinery in emerging markets; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; cybersecurity risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide by rental companies, concrete placement and refuse collection businesses, fire & emergency departments, municipal and airport services and defense forces, where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Net sales	$1,554.2	$1,677.9	$2,907.5	$3,208.1
Cost of sales	1,278.4	1,386.7	2,402.0	2,661.8
Gross income	275.8	291.2	505.5	546.3

Operating expenses:
Selling, general and administrative	152.8	158.0	303.3	302.7
Amortization of purchased intangibles	13.3	13.8	26.8	27.7
Total operating expenses	166.1	171.8	330.1	330.4
Operating income	109.7	119.4	175.4	215.9

Other income (expense):
Interest expense	(28.8)	(27.0)	(43.2)	(43.2)
Interest income	0.6	0.5	1.4	1.0
Miscellaneous, net	1.3	0.5	—	(1.2)
Income before income taxes and equity in earnings of unconsolidated affiliates	82.8	93.4	133.6	172.5
Provision for income taxes	29.5	22.9	45.7	47.6
Income before equity in earnings of unconsolidated affiliates	53.3	70.5	87.9	124.9
Equity in earnings of unconsolidated affiliates	1.3	1.0	1.4	1.5
Net income	$54.6	$71.5	$89.3	$126.4

Amounts available to common shareholders, net of tax:
Net income	$54.6	$71.5	$89.3	$126.4
Allocated to participating securities	(0.1)	(0.3)	(0.2)	(0.5)
Net income available to common shareholders	$54.5	$71.2	$89.1	$125.9

OSHKOSH CORPORATION

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Earnings per share attributable to common shareholders:
Basic	$0.70	$0.84	$1.14	$1.49
Diluted	0.69	0.83	1.12	1.47

Basic weighted-average shares outstanding	78,007,479	84,036,403	78,433,035	84,681,375
Dilutive stock options and other equity-based compensation awards	1,102,424	1,679,070	1,103,796	1,591,580
Participating restricted stock	(115,163)	(208,409)	(112,237)	(201,872)
Diluted weighted-average shares outstanding	78,994,740	85,507,064	79,424,594	86,071,083

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 31,	September 30,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$53.4	$313.8
Receivables, net	993.8	974.9
Inventories, net	1,196.5	960.9
Deferred income taxes, net	66.8	66.3
Prepaid income taxes	22.0	22.7
Other current assets	43.9	45.7
Total current assets	2,376.4	2,384.3
Investment in unconsolidated affiliates	18.2	21.1
Property, plant and equipment:
Property, plant and equipment	1,049.4	988.3
Accumulated depreciation	(604.5)	(582.8)
Property, plant and equipment, net	444.9	405.5
Goodwill	993.0	1,025.5
Purchased intangible assets, net	628.5	657.9
Other long-term assets	94.9	92.4
Total assets	$4,555.9	$4,586.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$33.7	$20.0
Accounts payable	601.8	586.7
Customer advances	342.5	310.1
Payroll-related obligations	120.3	147.2
Accrued warranty	81.4	91.2
Other current liabilities	202.0	156.4
Total current liabilities	1,381.7	1,311.6
Long-term debt, less current maturities	865.0	875.0
Deferred income taxes, net	119.6	125.0
Other long-term liabilities	291.6	290.1
Commitments and contingencies
Shareholders’ equity	1,898.0	1,985.0
Total liabilities and shareholders’ equity	$4,555.9	$4,586.7

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	March 31,
	2015	2014
Operating activities:
Net income	$89.3	$126.4
Depreciation and amortization	64.0	63.5
Stock-based compensation expense	11.4	11.0
Deferred income taxes	(4.7)	(22.2)
Foreign currency transaction (gains) losses	10.7	(2.5)
Other non-cash adjustments	7.8	6.6
Changes in operating assets and liabilities	(249.2)	(237.1)
Net cash used by operating activities	(70.7)	(54.3)

Investing activities:
Additions to property, plant and equipment	(69.8)	(36.4)
Additions to equipment held for rental	(15.5)	(11.0)
Contribution to rabbi trust	—	(1.9)
Proceeds from sale of equipment held for rental	13.4	2.7
Other investing activities	(1.5)	(0.4)
Net cash used by investing activities	(73.4)	(47.0)

Financing activities:
Repayment of long-term debt	(260.0)	(705.0)
Proceeds from issuance of long-term debt	250.0	650.0
Proceeds under revolving credit facility	13.7	—
Repurchases of common stock	(88.1)	(152.8)
Debt issuance costs	(15.4)	(18.8)
Proceeds from exercise of stock options	3.4	33.6
Dividends paid	(26.7)	(25.4)
Excess tax benefit from stock-based compensation	4.1	6.5
Net cash used by financing activities	(119.0)	(211.9)

Effect of exchange rate changes on cash	2.7	(0.3)
Decrease in cash and cash equivalents	(260.4)	(313.5)
Cash and cash equivalents at beginning of period	313.8	733.5
Cash and cash equivalents at end of period	$53.4	$420.0

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended
	March 31, 2015			March 31, 2014
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$432.5	$—	$432.5	$421.0	$—	$421.0
Telehandlers	379.7	—	379.7	299.7	—	299.7
Other	169.6	—	169.6	145.3	—	145.3
Total access equipment	981.8	—	981.8	866.0	—	866.0

Defense	157.6	1.1	158.7	484.3	0.1	484.4

Fire & emergency	194.6	8.3	202.9	146.9	9.2	156.1

Commercial
Concrete placement	111.0	—	111.0	93.7	—	93.7
Refuse collection	76.7	—	76.7	60.6	—	60.6
Other	32.5	0.7	33.2	26.4	1.6	28.0
Total commercial	220.2	0.7	220.9	180.7	1.6	182.3
Intersegment eliminations	—	(10.1)	(10.1)	—	(10.9)	(10.9)
Consolidated net sales	$1,554.2	$—	$1,554.2	$1,677.9	$—	$1,677.9

	Six Months Ended
	March 31, 2015			March 31, 2014
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$709.8	$—	$709.8	$737.5	$—	$737.5
Telehandlers	670.1	—	670.1	517.4	—	517.4
Other	318.6	—	318.6	279.7	—	279.7
Total access equipment	1,698.5	—	1,698.5	1,534.6	—	1,534.6

Defense	426.8	1.2	428.0	965.6	0.1	965.7

Fire & emergency	354.1	15.8	369.9	335.9	18.2	354.1

Commercial
Concrete placement	197.1	—	197.1	175.1	—	175.1
Refuse collection	166.3	—	166.3	141.4	—	141.4
Other	64.7	3.0	67.7	55.5	2.9	58.4
Total commercial	428.1	3.0	431.1	372.0	2.9	374.9
Intersegment eliminations	—	(20.0)	(20.0)	—	(21.2)	(21.2)
Consolidated net sales	$2,907.5	$—	$2,907.5	$3,208.1	$—	$3,208.1

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Operating income (loss):
Access equipment	$136.9	$116.6	$214.1	$206.9
Defense	(12.0)	34.5	(2.2)	59.3
Fire & emergency	9.0	1.0	10.5	7.9
Commercial	8.6	5.4	21.0	15.6
Corporate	(32.8)	(38.1)	(68.1)	(73.7)
Intersegment eliminations	—	—	0.1	(0.1)
Consolidated	$109.7	$119.4	$175.4	$215.9

	March 31,
	2015	2014
Period-end backlog:
Access equipment	$654.1	$726.5
Defense	573.9	1,242.0
Fire & emergency	716.1	534.1
Commercial	291.8	224.5
Consolidated	$2,235.9	$2,727.1

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Defense operating income (loss) (non-GAAP)	$(12.0)	$38.6	$(5.6)	$63.4
Pension and OPEB curtailment	—	(4.1)	3.4	(4.1)
Defense operating income (loss) (GAAP)	$(12.0)	$34.5	$(2.2)	$59.3

Adjusted operating income (non-GAAP)	$109.7	$123.5	$172.0	$220.0
Pension and OPEB curtailment	—	(4.1)	3.4	(4.1)
Operating income (GAAP)	$109.7	$119.4	$175.4	$215.9

Adjusted interest expense net of interest income (non-GAAP)	$(13.5)	$(15.5)	$(27.1)	$(31.2)
Debt extinguishment costs	(14.7)	(11.0)	(14.7)	(11.0)
Interest expense net of interest income (GAAP)	$(28.2)	$(26.5)	$(41.8)	$(42.2)

Adjusted net income (non-GAAP)	$63.9	$69.0	$96.5	$123.9
Reduction of valuation allowance on net operating loss carryforward	—	12.1	—	12.1
Pension and OPEB curtailment, net of tax	—	(2.6)	2.1	(2.6)
Debt extinguishment costs, net of tax	(9.3)	(7.0)	(9.3)	(7.0)
Net income (GAAP)	$54.6	$71.5	$89.3	$126.4

Adjusted earnings per share-diluted (non-GAAP)	$0.81	$0.80	$1.21	$1.44
Reduction of valuation allowance on net operating loss carryforward	—	0.14	—	0.14
Pension and OPEB curtailment, net of tax	—	(0.03)	0.03	(0.03)
Debt extinguishment costs, net of tax	(0.12)	(0.08)	(0.12)	(0.08)
Earnings per share-diluted (GAAP)	$0.69	$0.83	$1.12	$1.47

	Fiscal 2015 Expectations
	Low	High

Adjusted earnings per share-diluted (non-GAAP)	$4.00	$4.25
OPEB curtailment gain, net of tax	0.03	0.03
Debt extinguishment costs, net of tax	(0.12)	(0.12)
Earnings per share-diluted (GAAP)	$3.91	$4.16

# # #